UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No .          )

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PARKS! AMERICA, INC.

(Name of Registrant as Specified in its Charter)

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On March 27, 2024, Parks! America, Inc. (the “Company”) issued the below press release:

Parks! America, Inc. Cites Focused Compounding’s Principals’ Lack of Relevant Corporate Experience

Stockholders Urged to Reject Costly and Distracting Proxy Contest

PINE MOUNTAIN, Georgia – March 27, 2024 – Parks! America, Inc. (OTCPink: PRKA) (“Parks! America” or the “Company”), a leading operator of regional safari parks in the United States, today advised stockholders of its view that the dissident slate of directors offered by Focused Compounding Fund, L.P. is not qualified to operate Parks! America as a public company. Parks! America urges stockholders to vote for the Company’s slate of director candidates. The full text of the letter to stockholders follows.

Dear Parks! America Stockholders:

The slate of nominees proposed by Focused Compounding Fund, L.P. (“FC”) is not qualified to run Parks! America, Inc. (“Parks! America” or the “Company”). The nominees have no experience operating a wildlife safari entertainment company or similar enterprise, and they have no experience running a public company and all that is involved from an operational and a regulatory perspective.

FC’s dissident slate of directors includes:

●	Andrew Kuhn, age 27, an FC principal;
●	Geoffrey Gannon, age 38, an FC principal;
●	Jacob McDonough, age 31, founder and portfolio manager of McDonough Investments; and
●	Ralph Molina, age 26, senior investor relations analyst at The Cheesecake Factory since January 2024.

These individuals are not prepared by training, education or experience to run a public company. Their experience appears to be entirely as investment advisors and commentators. They have not worked in senior management positions in any corporate environment, much less at a publicly traded company. They have never confronted the challenges of operating or managing a public company, including developing a strategic plan, executing on such plan, dealing with strategic vendors, managing and overseeing the well-being of employees or satisfying the regulatory-reporting and corporate-governance requirements that come with running a public company. Nothing in their backgrounds to this point suggests their ability or qualification to run a public company.

The two FC principals, Andrew Kuhn and Geoffrey Gannon, operate a small hedge fund – so small in fact that it is not even required to file quarterly regulatory reports. FC is exempt from reporting assets under management, return on its investments or past track record. While Mr. Kuhn and Mr. Gannon say they are effective investment advisors and stock traders, how can we know? They have not publicly disclosed their fund’s performance benchmarked against major indices. But even if they can show decent performance, they are investment advisors, stock traders and podcasters who have never occupied management positions at any public company, let alone senior management positions. Indeed, Mr. Kuhn and Mr. Gannon do not even have basic textbook training on how to manage a company. Both are high school graduates with no college or other advanced degrees.

Jacob McDonough, age 31, is the founder and portfolio manager of McDonough Investments, which manages capital for clients as a registered investment advisor in a separately managed accounts structure. That firm was founded in June 2021, less than three years ago. McDonough Investments manages capital for clients as a registered investment adviser, much like FC says it does. According to McDonough Investments’ 2023 annual report,1 the fund has a mere $1.5 million dollars in assets under management. FC touts Mr. McDonough as being “the guy who LITERALLY wrote the book on capital allocation”2; however, it appears that Mr. McDonough may be more suited to writing about capital allocation than actually raising and allocating capital, as evidenced by the fact that McDonough Investments underperformed the S&P 500 by a cumulative 33%3 over the last three years.4 As with the FC principals, Mr. McDonough has never occupied a senior-management position at any public company. Mr. McDonough received a Bachelor of Arts degree in Finance from Michigan State University in 2014.

Ralph Molina, age 26, currently serves as a senior investor relations analyst at The Cheesecake Factory, a NASDAQ exchange listed company. He has been in the position less than three months – only since January 2024. From 2021 to 2023, Mr. Molina was an investor relations analyst at Edison International, a New York Stock Exchange listed electric utility. Once again, Mr. Molina has never occupied a senior management position at any public company. He graduated with a Bachelor of Science degree in Finance from San Diego State University in 2019.

FC’s Proposed Slate Would Jeopardize the Future of Parks! America

Running a public company is challenging. Yet, FC has put forward a slate of directors with no experience operating a company like Parks! America, or with any of the diverse disciplines necessary to be successful. Where FC’s proposed slate lacks any industry experience, the long-tenured members of the Company’s current board of directors have deep experience in key areas critical to Parks! America’s business, including in the entertainment, leisure, amusement, resort development and operation, location-based entertainment operations and marketing and real estate development sectors of the economy. A well-designed board brings together directors with a wide range of experience and expertise. FC’s slate is monotone – small-time money managers with very limited experience. Nothing in their backgrounds even suggests that any member of FC’s slate has the slightest idea what the animals we care for at Parks! America need to thrive, or what our customers want and expect in terms of their experience when they visit one of our facilities.

Upon acquiring an additional 20% of Parks! America stock on December 14, 2023 from the Company’s former Chairman of the Board, bringing its stake in the Company to 38.5%, FC has adopted a ready-shoot-aim approach, rushing immediately to try to wrest control of the Company, demanding the immediate installation of its dissident slate of directors, which would have given FC a majority of the Board and control of the Company [without paying existing stockholders any premium at all and without a shareholder vote]. Almost as its first act, FC put the Company through the distraction and expense of a special meeting of stockholders when an annual meeting was already in the works. And when the special meeting proved unsuccessful to give FC control of the Board, FC ran to court demanding in effect that the court just give FC the control it could not secure through the stockholder meeting. The court, not surprisingly, refused to do so. But again, FC’s approach imposed an unneeded expense and an unwarranted distraction. FC’s capricious actions reflect its principals’ inexperience and lack of concern not only for the Company’s assets and resources, but also for the other stockholders, who collectively own a majority of the Company’s stock.

1 McDonough Investments 2023 Annual Report.

2 See DFAN14A, filed by Focused Compounding Fund, LP with the U.S. Securities and Exchange Commission on January 29, 2024.

3 McDonough Investments 2023 Annual Report.

4 Specifically, McDonough Investments reports that its cumulative return for the three-year period ending in 2023 was -13.02% as compared with the 19.43% return on the S&P 500.

FC Refuses to Constructively Engage, Seeks Control at Stockholders Expense

FC has outright rejected or refused to constructively engage with the Company on reasonable proposals to amicably resolve the current situation, including an offer for FC to receive representation on the board of directors commensurate with FC’s percentage ownership of the Company. It appears that FC’s goal is nothing short of gaining full control of the Company and its assets, without regard for the Company’s other stockholders, or fair compensation to them.

FC’s principals appear to believe that their narrow skill sets are immediately transferrable into running a unique public company like Parks! America. They are not!

We urge Parks! America stockholders to seriously consider the importance of these factors.

Sincerely,

Lisa Brady

President and Chief Executive Officer

(706) 663-8744

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional safari parks - the Wild Animal Safari theme park in Pine Mountain, Georgia; the Wild Animal Safari theme park located in Strafford, Missouri; and the Aggieland Wild Animal Safari theme park, located near Bryan/College Station, Texas.

Additional information, including our Annual Report on Form 10-K for the fiscal year ended October 1, 2023, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward Looking Statements

This news release may contain “forward-looking statements” within the meaning of U.S. securities laws. Forward-looking statements include statements concerning our future plans, business strategy, liquidity, capital expenditures, sources of revenue and other similar statements that are not historical in nature. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this news release and speak only as of the date hereof. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ significantly from those expressed or implied by such forward-looking statements. Readers are advised to consider the factors listed under the heading “Risk Factors” and the other information contained in the Company’s Annual Report on Form 10-K and other reports filed from time to time with the U.S. Securities and Exchange Commission (the “SEC”). We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as otherwise required by applicable law.

Important Additional Information

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with any matters to be considered at the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”). In connection with the Company’s special meeting of stockholders, the Company filed a definitive proxy statement with the SEC on February 12, 2024 (the “Definitive Proxy Statement”). The Company also intends to file a definitive proxy statement and a WHITE Proxy Card with the SEC in connection with any solicitation of proxies from the Company’s stockholders with respect to the 2024 Annual Meeting. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE 2024 ANNUAL MEETING. The Definitive Proxy Statement contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Stockholders are able to obtain the Definitive Proxy Statement with respect to the Special Meeting and will be able to obtain the definitive proxy statement with respect to the 2024 Annual Meeting, including any amendments or supplements to such definitive proxy statement and other documents, if any, filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also available, and will be available, at no charge on the Company’s website at https://animalsafari.com/investor-relations/.